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                                                                     Exhibit 5.1

[Cooley Godward LLP Letterhead]


July 16, 1999


General Magic, Inc.
420 North Mary Avenue
Sunnyvale, CA 94086

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by GENERAL MAGIC, Inc. (the "Company") of a Form S-3 Registration Statement (the "Registration Statement"), including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration of an aggregate of 1,839,474 shares of the Company's Common Stock, $.001 par value, of which (i) 1,576,316 (the "Shares") are issuable upon conversion of the Company's outstanding Series E Convertible Preferred Stock (the "Series E Preferred") and (ii) 263,158 (the "Warrant Shares") are issuable upon the exercise of a warrant (the "Warrant") to purchase Series E Preferred and the conversion of such underlying shares of Series E Preferred.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Amended and Restated Certificate of Incorporation and Bylaws, the Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock (the "Certificate of Designations"), the Warrant and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares, when issued upon conversion of the Series E Preferred as provided for in the Certificate of Designations, will be validly issued, fully paid and nonassessable and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrant and the Certificate of Designations, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /s/ Eric J. Loumeau
   ------------------------
         Eric J. Loumeau